Exhibit 99.1

Media Contact: Leah Taylor leah@snap-interactive.com

SNAP INTERACTIVE REPORTS THIRD QUARTER 2011 RESULTS

Record Revenue Increases 198 Percent over Prior-Year Quarter

SNAP’s 10th Consecutive Quarter of Revenue Growth

NEW YORK, NY, November 14, 2011 — SNAP Interactive, Inc. (“SNAP” or the “Company”) (OTCBB: STVI), a leading social application developer, today announced financial results for its 2011 third quarter ended September 30, 2011.  SNAP posted record quarterly revenues of nearly $5.1 million putting the Company on an annualized revenue run-rate of more than $20 million.  Our significant financial results follow:

Third Quarter Results (2011 vs. 2010)

•	Revenue increased 198 percent to $5,091,026 compared to $1,706,691;
•	We incurred a net loss of $511,290 compared to net income of $87,289;
•	Deferred revenue increased 113 percent to $2,825,844 compared to $1,328,686;
•	Diluted loss per share was at $0.01 on 37,718,256 shares compared to $0.00 per diluted share on 33,161,718 shares; and
•	SNAP maintained its strong balance sheet position, with $9.7 million of available sources of liquidity (includes cash and cash equivalents plus investments).

SNAP’s Revenue By Quarter

Third Quarter 2011	$ 5,091,026
Second Quarter 2011	$ 4,826,783
First Quarter 2011	$ 3,736,905
Fourth Quarter 2010	$ 2,791,418
Third Quarter 2010	$ 1,706,691
Second Quarter 2010	$ 1,243,082
First Quarter 2010	$ 927,436

SNAP’s Key Product Highlights for the Third Quarter

•	AreYouInterested.com brand added more than 3.3 million new profiles during the quarter; and

•	Strong Mobile Growth
o	AreYouInterested.com iPhone Mobile Dating app was downloaded more than 675,000 times during the quarter, up more than 80 percent from the second quarter of 2011;
o	Launched our Android App for AreYouInterested.com; and
o	Launched a mobile Web version of AreYouInterested.com.

“We are thrilled to announce another quarter of record revenues,” said SNAP’s President and Chief Executive Officer, Clifford Lerner.  “This marks our 10th consecutive quarter of revenue growth, and we’ve already more than doubled our 2010 revenue total.  Our priorities remain focused around growth on mobile platforms and implementing our long-term product roadmap.  Although revenue opportunities on our mobile products are not currently as strong as they are on our Web-based products, we continue to pursue this course of action because we maintain a long-term view for SNAP. We believe this will better position us for long-term success as more and more Web browsing and online activity shifts to smart phones and other mobile devices.”

Lerner continued, “For as long as we're able to add tens of thousands of new users per day to our AreYouInterested.com Facebook application and add thousands of mobile users each day while maintaining a very comfortable balance sheet position, we strongly believe the right move for the business is to prioritize growth ahead of profitability.  Accordingly, we are pleased to report significant revenue and traffic gains across our AreYouInterested.com mobile-based products in October as well as our highest monthly revenue total ever in October.  We are incredibly excited about our product roadmaps and the intellectual capital driving them and believe an extraordinary opportunity lies before us to further position SNAP as a leader in the social and mobile dating spaces, redefining the way people meet online.”

SNAP’s revenues are primarily generated from subscription sales on its AreYouInterested.com social dating application including the AreYouInterested.com Facebook app, the AreYouInterested.com website, iPhone app, and mobile website.

SNAP’s CFO Jon Pedersen commented, “This quarter marks 10 straight quarters of revenue growth for SNAP, which highlights the Company’s success in both product development and successful deployment of marketing and advertising spend.  While the Company did incur a loss for the quarter, the focus remains on executing its product roadmap and increasing traffic to our properties on Facebook, mobile and the Web.  Consistent revenue growth has enabled SNAP to continue to invest in all aspects of its business while maintaining a strong balance sheet.  SNAP’s liquidity position for the quarter of $9.7 million is down just $0.1 million from the June quarter end.”

About SNAP Interactive, Inc.

SNAP Interactive, Inc. develops, owns and operates online dating and social networking applications for social networking websites and mobile platforms.  SNAP’s flagship brand, AreYouInterested.com®, is one of the largest social dating applications on the Internet with over 53 million installs, and offers a completely integrated Facebook, iPhone and Web application. SNAP also offers a multi-platform location-based service called WhoIsNear.com, which allows users to find and promote the best activities going on nearby. For more information, please visit http://www.snap-interactive.com/, its blog at http://blog.snap-interactive.com/ and on Twitter at @SNAPInteractive.

The references to our websites are inactive textual references only and not hyperlinks.  The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc.  Are You Interested?® is a registered trademark of SNAP Interactive, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: general economic, industry and market sector conditions; the ability to obtain additional financing to implement the Company’s long-term growth strategy; the ability to effectively manage the Company’s growth; the ability to anticipate and respond to changing consumer trends and preferences; reliance on the Company’s chief executive officer and sole director and the Company’s ability to attract and hire key personnel; reliance on a very limited number of third party platforms to run the Company’s applications and the ability of third party platforms to take action against these applications; the intense competition in the online dating marketplace; the ability to establish and maintain brand recognition; the ability to develop and support successful applications for mobile platforms; the ability to advertise the Company’s products through a variety of advertising media; the ability to develop and market new technologies to respond to rapid technological changes; increased governmental regulation of the online dating, social networking or Internet industries; and circumstances that could disrupt the functioning of the Company’s applications and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made.

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